Exhibit 99.1

Royal Gold Increases Gold Stream Interest in the Mt. Milligan Project

DENVER, COLORADO.  DECEMBER 15, 2011:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) today announced it has agreed to acquire, through its wholly-owned subsidiary RGLD Gold AG, an additional 15% of the payable gold produced from  the Mt. Milligan copper-gold project, located in British Columbia, from a subsidiary of Thompson Creek Metals Company Inc. (“Thompson Creek”) (NYSE:TC; TSX:TCM).  Consideration for the new transaction is $270 million and cash payments equal to the lesser of $435 or the prevailing market price for each payable ounce of gold delivered to Royal Gold (the “Delivery Payment”).  This restructured Delivery Payment replaces and simplifies the payment structure in the original Mt. Milligan transaction announced in July 2010 (“Original Transaction”).

Combined with the Original Transaction, Royal Gold will be entitled to 40% of the payable gold produced from Mt. Milligan for total consideration of $581.5 million and the Delivery Payment.  To date, Royal Gold has paid approximately $252.6 million to Thompson Creek and will pay $112 million following closing of the new transaction and the remaining $216.9 million in scheduled quarterly payments commencing on March 1, 2012.  Royal Gold will use cash on hand to pay the $112 million and has borrowed $100 million under its credit facility.

Tony Jensen, President and Chief Executive Officer, commented, “We are pleased to increase our investment in this high-quality near-term project, located in the attractive host country of Canada, and to further our excellent working relationship with Thompson Creek.  With an estimated mine life of 22 years, this opportunity is expected to provide Royal Gold with a substantial source of long-term gold revenue.”

The Mt. Milligan project is in the middle stages of construction, and Thompson Creek estimates that production will commence in late calendar 2013.  Thompson Creek has reported EPCM progress at 76% for project engineering, 64% for procurement, 26% for construction, and overall progress at 43%.  Thompson Creek, per a National Instrument 43-101 technical report regarding the Mt. Milligan project filed on SEDAR on October 13, 2011, has reported that proven and probable reserves total 482 million tonnes (0.20% copper; 0.39 g/t gold), containing 2.1 billion pounds of copper and 6.0 million ounces of gold.  Production is estimated in the technical report to be approximately 262,000 ounces of gold annually during the first six years of operation and 194,000 ounces of gold annually over the life of the mine.

Thompson Creek is a growing, diversified North American mining company.  In addition to owning 100% of the Mt. Milligan copper-gold project, it owns the Thompson Creek molybdenum mine and mill in Idaho, a metallurgical roasting facility in Pennsylvania, and a 75% share of the Endako mine, mill and roasting facility in northern British Columbia.

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty interests.  The Company owns royalties on 187 properties on six continents, including royalties on 37 producing mines and 22 development stage projects.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross

Vice President and Corporate Secretary

(303) 575-6504

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include the operator’s estimated date for initial production, the estimated gold and copper reserves for the project, the reserve life of the project, the estimated average annual production over the first six years and the life of the mine, and that this transaction is expected to provide Royal Gold with a substantial source of long-term gold revenue.  Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, the risks inherent in construction, development and ramp up of operations of a new mine at Mt. Milligan by an operator who has not previously operated gold mines, decisions and activities of the operator of the various properties, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, operations in land subject to First Nations jurisdiction in Canada, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.  In addition, acquired royalty interests on certain projects are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.